UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2010

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Potential Acquisition of Toronto Property

On October 8, 2010, Strategic Storage Trust, Inc. (the "Registrant"), through a wholly-owned subsidiary of the Registrant's operating partnership, executed a purchase and sale agreement with an unaffiliated third party, for the acquisition of a self storage facility located in Toronto, Ontario - Canada. The purchase price for the Toronto property is $14.15 million plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the fourth quarter of 2010 and to fund such acquisition with a combination of net proceeds from its initial public offering and debt proceeds from a group of loans previously obtained from The Prudential Insurance Company of America that are secured by a first priority mortgage or deed of trust on eleven of the properties in the Registrant's existing portfolio.

The Toronto property is an approximately 1,060-unit self storage facility that sits on approximately 4.7 acres and contains approximately 110,000 rentable square feet of self storage space, located at 4548 Dufferin Street, Toronto, Ontario - Canada. It was constructed in 1965 and converted to self storage in 2008.

Pursuant to the purchase and sale agreement, the Registrant would be obligated to purchase the Toronto property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Toronto property generally based upon:

    satisfactory completion of due diligence on the Toronto property and the seller of the Toronto property;
    satisfaction of the conditions to the acquisition in accordance with the purchase and sale agreement; and
    no material adverse changes relating to the Toronto property, the seller of the Toronto property or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the Toronto property. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit its $200,000 earnest money on the Toronto property.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Toronto property. Due to the considerable conditions to the consummation of the acquisition of the Toronto property, the Registrant cannot make any assurances that the closing of the Toronto property is probable.

Developments Relating to the Share Redemption Program

Generally, under the Registrant's share redemption program (the "Share Redemption Program"), on the last business day of the month following the end of each fiscal quarter, the Registrant will redeem its shares pursuant to qualifying share redemption requests received on or prior to the end of the quarter. However, per the terms of the Share Redemption Program, the Registrant may not redeem in excess of the lesser of (i) 5% of the weighted average number of shares outstanding during the prior calendar year, including those shares issued to stockholders who acquired shares in the two mergers with private REITs the Registrant consummated on September 24, 2009, but only from the date of consummation, or (ii) the proceeds from the sale of shares pursuant to the Registrant's distribution reinvestment plan.

In accordance with the terms of the Share Redemption Program, the maximum amount of shares that the Registrant may redeem in 2010 is 363,602 (the "2010 Redemption Maximum"). As of September 30, 2010, the end of the Registrant's third fiscal quarter of 2010, the Registrant had redeemed 235,480 shares related to the 2010 Redemption Maximum and had qualifying redemption requests that, if honored in full, would cause the Registrant to exceed the 2010 Redemption Maximum. Because the Registrant has reached the 2010 Redemption Maximum, it will honor pending redemption requests on a pro rata basis, pursuant to the terms of the Share Redemption Program.

The Registrant expects to redeem approximately 50% (the "Pro Rata Percentage") of the shares each stockholder requested to be redeemed on or prior to September 30, 2010, subject to the terms and conditions of the Share Redemption Program. The Registrant will treat the remainder of a redemption request as a request for redemption in the first fiscal quarter of 2011. Each of the Registrant's stockholders requesting redemption may (1) withdraw the remainder of the redemption request at any time prior to the last day of the new quarter or (2) ask that the Registrant honor the remainder of the redemption request at such time, if, any, when sufficient funds become available. Any stockholder that wishes to withdraw the remainder of a redemption request should submit the same in writing to:

Strategic Storage Trust, Inc.

c/o DST Systems, Inc.

P.O. Box 219406

Kansas City, MO 64121-9406

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.
Date: October 14, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer